INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 12 to Registration Statement under the Securities Act of 1933 filed under Registration Statement No. 33-16665, of our report dated December 5, 1997 on the financial statements of the Carillon Capital Fund of Carillon Investment Trust, appearing in the Statement of Additional Information, which is part of such Registration Statement and to the reference to us as experts, under the caption "Independent Auditors" in the Statement of Additional Information.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Dayton, Ohio
February 23, 1998